EXHIBIT 10.1

December 23, 2015

Jonathan Wygant

9975 Anderson Ranch Road

Descanso CA 91916

Dear Jonathan:

Congratulations and Welcome to Alere!

We are pleased to offer you the position of Chief Accounting Office/Controller on behalf of Alere (the Company). We are excited that you have chosen to join forces with us as we build the OneAlere culture. We are confident in your potential to do great things here and look forward to a beneficial and productive relationship.

Your employment will begin on January 4, 2016 and in your new role, you will report to Jim Hinrichs, Alere’s Chief Financial Officer.

This offer is contingent upon the completion of a background and reference check, and the favorable results thereof.

Your position will be a Full-time position, with an annual salary of $300,000.00, less applicable tax and other withholdings, in accordance with Alere’s normal payroll procedures. You will receive $11, 538.46, payable on a bi-weekly basis.

In addition to the above, you will receive the standard benefits package available to all Company employees. These benefits are subject to periodic review and revision by the Company in its discretion. These benefits will become effective the first pay period following thirty (30) days of employment. We will provide you separately with a package outlining the standard employee benefits during your onboarding process.

•	23 days of earned vacation time per year, accruing at 7.08 hours per pay period and prorated for partial years.

You will be eligible to participate in Alere’s 2016 Incentive Plan, which is the Company’s annual incentive program. Your target award opportunity under the plan will be between 35% to 45% of your base salary. In addition, Alere will promptly recommend to the Board of Directors of the Company that you be granted 10,000 Restricted Stock Units (RSU’s), subject to the Board’s approval, the date of the grant will be the next grant date under our Stock Option Granting Policy following the later of the first day of your employment or the date that the Board approves your grant. The RSUs vest over 3 years.

We will also recommend to the Board of Directors that you be covered under the Alere Change of Control Severance agreement. We fully anticipate this approval within one month of your start date.

You will also participate in the Company’s Annual Long Term Incentive (LTI) program beginning in 2017, and annually be targeted to receive a grant commensurate with your position. Subsequent annual grants may be granted using a combination of stock options, RSUs and/or performance shares and vesting will be as described in the LTI plan document.

For the purposes of federal immigration laws, you will be required to provide the Company with documented evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the date of your employment; otherwise, your employment with the Company will be terminated.

You may receive copies of Company Policies and procedures and agree to abide by the same. These policies and procedures may change at any time and should not be construed as a contract of employment. As a condition of employment, you will be required to sign and comply with a Restrictive Covenant Agreement.

You will be employed by the Company on an at-will basis. This means that your employment is for no specific period of time, and either you or the Company may terminate your employment at any time, with or without notice and with or without cause. If terminated without cause, applicable severance guidelines would apply.

This offer will remain valid until December 29, 2015. By signing this letter, you represent and warrant to Alere that you are under no contractual commitments inconsistent with your obligations to Alere. If the provisions of this offer are agreeable to you, please sign this letter to indicate your acceptance.

Jonathan, we look forward to you joining the Alere team and believe the relationship will be mutually rewarding. Please feel free to contact me if you have any questions or comments.

Sincerely,

Jim Hinrichs

Chief Financial Officer

ACCEPTANCE

I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ Jonathan Wygant

Jonathan Wygant

12/29/2015

Date

CC: Brian Mann